UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2011

Cornerstone Therapeutics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50767	04-3523569
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1255 Crescent Green Drive, Suite 250, Cary, NC		27518
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 678-6611

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 28, 2011, Cornerstone Therapeutics Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company; Cohesion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”); Cardiokine, Inc., a Delaware corporation (“Cardiokine”); and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the indemnification representative of the Cardiokine stockholders. On December 30, 2011, the merger contemplated by the Merger Agreement (the “Merger”) was completed.

Pursuant to the Merger, the Company acquired all of the outstanding shares of Cardiokine. In connection with the Merger, the Company assumed up to $2,000,000 of current liabilities of Cardiokine. In addition, the Company paid to Cardiokine’s stockholders the amount of Cardiokine’s cash on hand at closing, less the amount of a $2,700,000 escrow fund established by Cardiokine out of its cash on hand to secure the Company’s indemnification rights pursuant to the Merger Agreement. In addition, the Company will pay consideration (“Product Consideration”) pursuant to the Merger Agreement consisting of $1,000,000 at Closing, contingent consideration up to a further $8,500,000 if Cardiokine’s pending new drug application for a lixivaptan compound (the “Product”) is approved for sale by the Food and Drug Administration (“FDA”), and up to a further $147,500,000 based on the achievement of certain sales related milestones. In addition, the Company will pay to Cardiokine’s stockholders a quarterly earnout payment of 8% or 12% of net sales of the Product, with such rate being dependent upon the scope of the labeling which FDA may approve for the Product. The Company will also pay to the Cardiokine’s stockholders one-half of any proceeds realized from the license of the Product outside the United States.

The Product Consideration will be paid first to Wyeth LLC, a subsidiary of Pfizer Inc. (“Pfizer”), as the licensor of certain rights in the Product, in satisfaction of Cardiokine’s payment obligations to Pfizer, until Pfizer has been paid a total of $20,000,000. Thereafter, any further Product Consideration will be paid to Cardiokine’s stockholders.

The Merger Agreement contains customary representations, warranties and covenants by the parties, and the parties have agreed to indemnify one another with respect to damages arising from the breach thereof and with respect to certain other matters under the agreement. In connection with the transaction, certain individuals that were, until closing, employees of Cardiokine entered into agreements to provide the Company with ongoing support in the process of obtaining approval for the Product. Such agreements include customary noncompetition agreements that impose confidentiality and noncompetition obligations on such persons for specified terms.

A copy of the Merger Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K (this “Report”), and the Company refers you to such exhibit for the complete terms of the Merger Agreement, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired

The financial statements required to be filed as part of this Report will be filed by amendment to this Report as soon as practicable but not later than March 19, 2012.

(b) Pro forma financial information

The historical pro forma financial information required to be filed as part of this Report will be filed by amendment to this Report as soon as practicable but not later than March 19, 2012.

(d) Exhibits

See the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cornerstone Therapeutics Inc.

January 4, 2012	By:	/s/ Andrew Powell
Name: Andrew Powell
Title: Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger among Cornerstone Therapeutics Inc., Cohesion Merger Sub, Inc., Cardiokine, Inc. and Shareholder Representative Services LLC dated December 28, 2011.